UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities and
Exchange Act of 1934 (Amendment No. )
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LCNB CORP.
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LCNB CORP.
P.O. Box 59
Lebanon, Ohio 45036

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE: APRIL 26, 2022

TIME: 10:00AM EDT

ACCESS: The Annual Meeting of Shareholders can be accessed virtually at meetnow.global/M2LYYDT.

TO THE SHAREHOLDERS OF LCNB CORP.:

You are cordially invited to attend the annual meeting of the shareholders of LCNB Corp. to be held on April 26, 2022 at 10:00AM EDT. The meeting will be held virtually via the Internet for the safety of our shareholders, employees and directors in light of the ongoing COVID-19 pandemic. The meeting will be held for the purpose of considering and acting on the following:

1.    Electing Class II directors to serve until the 2025 annual meeting.

2.    Amending the Articles of Incorporation to eliminate cumulative voting for director elections.

3.    Adopting an advisory, non-binding “say-on-pay” resolution to approve the compensation of our named executive officers.

4.    Adopting an advisory, non-binding resolution regarding the frequency of our advisory votes on executive compensation.

5.    Ratifying the appointment of BKD, LLP as the independent registered public accounting firm for LCNB Corp.

6.    Transacting such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on March 1, 2022 will be entitled to vote at the meeting.

By Order of the Board of Directors

/s/ Eric J. Meilstrup
Eric J. Meilstrup
President & Chief Executive Officer

March 11, 2022

    IMPORTANT

A proxy statement and proxy are submitted herewith. As a shareholder, you are urged to complete and mail the proxy promptly whether or not you plan to attend this virtual annual meeting in person. Shareholders who attend the annual meeting by following the instructions to join the virtual meeting described on page 35 will be considered to be attending the annual meeting “in person.” Alternatively, refer to the instructions on the proxy card for details about transmitting your voting instructions electronically via the Internet or by telephone. The proxy is revocable at any time prior to the exercise thereof by written notice to the company, and shareholders who attend the annual meeting may withdraw their proxies and vote their shares via the Internet if they so desire.

PROXY STATEMENT

LCNB CORP.
P.O. Box 59
Lebanon, Ohio 45036

ANNUAL MEETING OF SHAREHOLDERS

April 26, 2022

INTRODUCTION

The enclosed proxy is solicited by the Board of Directors of LCNB Corp. (also referred to as “LCNB” or the “Company”), in connection with the annual meeting of shareholders to be held on April 26, 2022 at 10:00AM EDT, or at any adjournments thereof. In light of the COVID-19 pandemic, for the safety of our directors, employees and shareholders, we have determined that the Annual Meeting will be held in a virtual meeting format only, via the Internet, with no physical in-person meeting. If you plan to attend the virtual meeting, please see “Information about the 2022 Virtual Annual Meeting” on page 43. Shareholders will be able to attend, vote and submit questions (both before, and for a portion of, the meeting) from any location via the Internet.

The meeting has been called for the following purposes:

Proposal Number	Description	Board Recommendation
1	Election of Directors	FOR ALL the Company’s nominees
To elect four Class II directors to serve until the 2025 meeting of stockholders and until their successors are duly elected and qualified.
2	Approval of the Elimination of Cumulative Voting for Future Director Elections	FOR
To approve removing the cumulative voting mechanism from future director elections in line with peers.
3	Advisory Vote on the Compensation of our Named Executive Officers	FOR
To approve, on an advisory basis, a resolution regarding the compensation of our named executive officers.
4	Advisory Vote on the Frequency of the Advisory Votes on the Compensation of our Named Executive Officers	ONE YEAR
To approve, on an advisory basis, a resolution regarding the frequency of our advisory votes on executive compensation.
5	Ratification of Appointment of Independent Registered Public Accounting firm	FOR
To ratify the appointment of BKD, LLP as the independent registered public accounting firm for the Company.

In addition, the meeting will include transacting such other business as may properly come before the meeting or any adjournment thereof.

This Proxy Statement and the accompanying notice of meeting are being mailed to shareholders on or about March 11, 2022.

REVOCATION OF PROXIES, DISCRETIONARY
AUTHORITY AND CUMULATIVE VOTING

LCNB common shares can be voted at the annual meeting only if the shareholder is represented by proxy or is present in person at the virtual annual meeting. Shareholders who attend the annual meeting by following the instructions to join the virtual meeting described on page 43 will be considered to be attending the annual meeting “in person.” Shareholders who execute proxies retain the right to revoke them at any time. Unless so revoked, the shares represented by such proxies will be voted at the meeting and all adjournments thereof. Proxies may be revoked by: (i) written notice to the Secretary of LCNB (addressed to LCNB Corp., P.O. Box 59, Lebanon, Ohio 45036, Attention: Secretary); (ii) by the filing of a later dated proxy prior to a vote being taken on a particular proposal at the meeting; or (iii) during the virtual meeting at any time before it is voted.

Proxies solicited by the Board of Directors of LCNB (the “Board”) will be voted in accordance with the directions given therein. Where no instructions are indicated, properly executed proxies will be voted in line with the Board Recommendations explained in the Introduction on page 9. The proxy confers discretionary authority on the persons named therein to vote with respect to (i) the election of any person as a director where the nominee is unavailable or unable to serve, (ii) matters incident to the conduct of the meeting and (iii) any other business that may properly come before the meeting or any adjournments thereof. At this time, it is not known whether there will be cumulative voting for the election of directors at the meeting. If any shareholder demands cumulative voting for the election of directors at the meeting, your proxy will give the individuals named on the proxy full discretion and authority to vote cumulatively, and in their sole discretion, to allocate votes among any or all of the nominees, unless authority to vote for any or all of the nominees is withheld.

PERSONS MAKING THE SOLICITATION

The enclosed proxy is being solicited by LCNB. LCNB will bear the entire cost of the Board’s solicitation of proxies, including the preparation, assembly and mailing of this Proxy Statement, the Proxy Card, the Notice of Annual Meeting of Shareholders and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries, and custodians holding shares of our Common Stock in their names that are beneficially owned by others to forward to those beneficial owners. We may reimburse persons representing beneficial owners for their costs of forwarding the solicitation materials to the beneficial owners. Original solicitation of proxies may be supplemented by telephone, facsimile, electronic mail or personal solicitation by our directors, officers or staff members. Other than the persons described in this Proxy Statement, no general class of employee of LCNB or the Bank will be employed to solicit shareholders in connection with this proxy solicitation. However, in the course of their regular duties, employees may be asked to perform clerical or ministerial tasks in furtherance of this solicitation. No additional compensation will be paid to our directors, officers or staff members for such services. We have retained Morrow Sodali to act as a proxy solicitor in conjunction with the 2022 Annual Meeting. We have agreed to pay Morrow Sodali a fee of $15,000, plus reasonable out-of-pocket expenses for proxy solicitation services.

VOTING SECURITIES

Each of the LCNB common shares (the “Common Shares”) outstanding on March 1, 2022, the record date of the meeting, is entitled to one vote on all matters coming before the meeting. As of March 1, 2022, LCNB had 11,364,403 Common Shares issued and outstanding. Only shareholders of record on the books of the Company on March 1, 2022 will be entitled to vote at the meeting either in person or by proxy. The presence at the meeting of at least a majority of the Common Shares, in person or by proxy, will be required to constitute a quorum at the meeting. Virtual attendance at the annual meeting constitutes presence “in person” for purposes of quorum at the meeting.

Shareholders of LCNB have cumulative voting rights in connection with the election of directors if notice is given to the President, a Vice-President or the Secretary of LCNB, not less than 48 hours before the time fixed for holding the meeting, that any shareholder desires that the voting be cumulative. Cumulative voting rights enable a shareholder to cumulate his or her voting power to give one candidate as many votes as the number of directors to be elected multiplied by the number of Common Shares owned by that person, or to distribute their votes on the same principal among two or more candidates as the shareholder sees fit. If any shareholder demands cumulative voting for the election of directors at the meeting, your proxy will give the individuals named on the proxy full discretion and authority to vote cumulatively, and in their sole discretion, to allocate votes among any or all of the nominees, unless authority to vote for any or all of the nominees is withheld.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of March 1, 2022, there are no beneficial owners of more than 5% of Common Shares known by LCNB.

The following table sets forth, as of March 1, 2022 (except as otherwise noted), the ownership of Common Shares by management of LCNB, including (i) the Common Shares beneficially owned by each director, nominee for director and executive officers of LCNB and (ii) the Common Shares beneficially owned by all executive officers and directors as a group.

Name of Beneficial Owner	Number of Common Shares Beneficially Owned(1)	Percent of Common Shares Outstanding

Eric J. Meilstrup President, Chief Executive Officer and Director	22,816	0. 20%
Spencer S. Cropper(2) Chairman of the Board	36,736	0.32%
Steve P. Foster Director	40,262	0.35%
Stephen P. Wilson Director	63,490	0.56%
Mary E. Bradford Director	2,697	0.02%
William G. Huddle(3) Director	171,482	1.51%
Craig M. Johnson(4) Director	5,697	0.05%
Michael J. Johrendt Director	150,698	1.33%
William H. Kaufman(5) Director	77,757	0.68%
Anne E. Krehbiel Director, Secretary	6,697	0.06%
Takeitha W. Lawson Director	170	0.00%
Robert C. Haines II Executive Vice President, Chief Financial Officer	13,147	0.12%

-

Matthew P. Layer(6) Executive Vice President	20,308	0.18%
Michael R. Miller Executive Vice President, Trust Officer	11,167	0.10%
Bradley A. Ruppert Executive Vice President, Trust Officer, Chief Investment Officer	9,203	0.08%
Lawrence Mulligan Executive Vice President, Chief Operatingl Officer	8,874	0.08%
All directors and officers as a group (16 persons)	641,201	5.64%

(1)The Securities and Exchange Commission has defined “beneficial owner” of a security to include any person who has or shares voting power or investment power with respect to any such security or who has the right to acquire beneficial ownership of any such security within 60 days. The number of shares listed for each person includes shares held in the name of spouses, minor children, certain relatives, trusts or estates whose share ownership under the beneficial ownership rules of the Securities and Exchange Commission is to be aggregated with that of the director or officer whose share ownership is shown.
(2)Does not include 105,126 shares held in a Family Limited Partnership in which Mr. Cropper owns 50% interest. Includes 3,000 shares held by Mr. Cropper’s spouse. Includes 14,700 shares held by Mr. Cropper’s children.
(3)Includes 19,930 shares held by Mr. Huddle’s spouse.
(4)Includes 3,000 shares held by Mr. Johnson’s spouse.
(5)Includes 33,200 shares held in trust, 16,800 shares held jointly with Mr. Kaufman’s spouse, and 10,040 shares owned by Mr. Kaufman’s spouse.
(6)Includes 323 shares held by Mr. Layer’s spouse.

ITEMS OF BUSINESS TO BE VOTED ON BY SHAREHOLDERS

PROPOSAL 1. ELECTION OF DIRECTORS

LCNB’s Code of Regulations (i.e. bylaws) provide that its business shall be managed by a Board of Directors of not less than five nor more than fifteen persons. LCNB’s Amended Articles of Incorporation divide such directors into three classes as nearly equal in number as possible and set their terms at three years. The Board of Directors currently has eleven members, with Class I having three members, Class II having four members, and Class III having four members.

Assuming that at least a majority of the issued and outstanding Common Shares are present at the meeting so that a quorum exists, the nominees for Class II directors receiving the most votes will be elected as directors.

    The Board of Directors has nominated:

Steve P. Foster
Michael J. Johrendt
Anne E. Krehbiel
Takeitha W. Lawson

    The nominees have been nominated to serve as Class II directors until the 2025 annual meeting of shareholders and until their respective successors are elected and qualified. Each of the nominees are incumbent directors whose present terms will expire at the 2022 annual meeting.

Please see the narrative under the heading “Director and Nominee Qualifications” beginning on page 15 of this Proxy Statement for additional discussion of the qualifications of each director nominee and continuing director.

It is intended that Common Shares represented by the accompanying form of proxy will be voted FOR the election of the nominees, unless contrary instructions are indicated as provided on the proxy card. If you do not wish your shares to be voted for particular nominees, please so indicate on the proxy card. If one or more of the nominees should at the time of the meeting be unavailable or unable to serve as a director, the shares represented by the proxies will be voted to elect the remaining nominees and any substitute nominee or nominees designated by the Board of Directors. The Board of Directors knows of no reason why any of the nominees will be unavailable or unable to serve. At this time, it is not known whether there will be cumulative voting for the election of directors at the meeting. If any shareholder properly demands cumulative voting for the election of directors at the meeting, your proxy will give the individuals named on the proxy full discretion and authority to vote cumulatively and in their sole discretion to allocate votes among any or all of the nominees, unless authority to vote for any or all of the nominees is withheld.

The following table sets forth information concerning the nominees for the Class II directors of LCNB.

Name	Age	Principal Occupation	Positions Held with LCNB	Director of LCNB or Bank Since	Term To Expire
Steve P. Foster	69	Former President and CEO of LCNB	Director	2005	2022
Michael J. Johrendt	68	Attorney at Law, Johrendt & Holford	Director	2018	2022
Anne E. Krebiel	66	Attorney at Law, Krehbiel Law Office	Director and Secretary	2010	2022
Takeitha W. Lawson	42	Operations Director, Cincinnati Bell	Director	2021	2022

The Board of Directors unanimously recommends that shareholders vote FOR the election of each of the director nominees.

PROPOSAL 2. APPROVAL OF AN AMENDMENT TO THE ARTICLES OF INCORPORATION TO ELIMINATE CUMULATIVE VOTING

    We are asking our shareholders to vote to approve the elimination of the cumulative voting mechanism in future director elections through an amendment to the Fifth Article of the Amended and Restated Articles of Incorporation of LCNB Corp.

    The Board carefully assessed and deliberated the decision to amend the Articles to eliminate cumulative voting, which had been included through a default provision under the Ohio Revised Code. The Board believes that each director is accountable to and should represent the interests of all of the Company's shareholders, and not just a minority shareholder or shareholder group that has cumulatively voted its shares and that may have special interests contrary to those of the majority of shareholders. Among other things, the election of directors who view themselves as representing a particular minority shareholder could result in partisanship and discord on the Board and may impair the ability of the directors to act in the best interests of LCNB and its shareholders. The Board believes that few public companies have cumulative voting in the election of directors, and that majority voting is viewed as a best governance practice. The Board, therefore, believes that each candidate in a director election should be elected only if he or she receives majority support, which cumulative voting could potentially preclude. Cumulative voting allows a shareholder owning far less than a majority of the outstanding shares to elect a director, even if that director was not supported by a majority of our shareholders.

    This description of the proposed amendment to the Articles of Incorporation is only a summary and is qualified in its entirety by reference to the actual text of the proposed amendments to the Fifth Article. If adopted, the amendment to the Fifth Article of the Articles of Incorporation to eliminate cumulative voting in director elections will become effective upon filing with the Ohio Secretary of State, which is expected to occur promptly following the Annual Meeting.

    Currently, the Fifth Article of LCNB’s Articles of Incorporation reads as follows:

“The number of Directors of the Corporation shall be fixed from time to time in accordance with the Corporation’s Regulations and may be increased or decreased as therein provided. The Board of Directors shall be divided into three classes, as nearly equal in number as the then total number of Directors constituting the whole Board permits, it not being required that each class have the same number of members if such is mathematically impossible with the term of office of one class expiring each year. At the organizational meeting of shareholders, Directors of the first class shall be elected to hold office for a term expiring at the next succeeding Annual Meeting; Directors of the second class shall be selected to hold office for a term expiring at the second succeeding Annual Meeting and Directors of the third class shall be selected to hold office for a term expiring at the third succeeding Annual Meeting. Thereafter, at each Annual Meeting of shareholders, the successors to the class of Directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding Annual Meeting after such election. In the event of any increase in the number of Directors of the Corporation; the additional Directors shall be so classified that all classes of Directors shall be increased equally as nearly as may be possible. In the event of any decrease in the number of Directors of the Corporation, all classes of Directors shall be decreased equally as nearly as possible.”

    If Proposal 2 is approved and the Amendment is implemented, the Fifth Article of LCNB’s Articles of Incorporation shall read as follows:

“The number of Directors of the Corporation shall be fixed from time to time in accordance with the Corporation’s Regulations and may be increased or decreased as therein provided. The Board of Directors shall be divided into three classes, as nearly equal in number as the then total number of Directors constituting the whole Board permits, it not being required that each class have the same number of members if such is mathematically impossible with the term of office of one class expiring each year. At the organizational meeting of shareholders, Directors of the first class shall be elected to hold office for a term expiring at the next succeeding Annual Meeting; Directors of the second class shall be selected to hold office for a term expiring at the second succeeding Annual Meeting and Directors of the third class shall be selected to hold office for a term expiring at the third succeeding Annual Meeting. Thereafter, at each Annual Meeting of shareholders, the successors to the class of Directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding Annual Meeting after such election. No shareholder shall have any cumulative voting rights. In the event of any increase in the number of Directors of the Corporation; the additional Directors shall be so classified that all classes of Directors shall be increased equally as nearly as may be possible. In the event of any decrease in the number of Directors of the Corporation, all classes of Directors shall be decreased equally as nearly as possible.”

The Board of Directors unanimously recommends that shareholders vote FOR the amendment to the Articles of Incorporation to eliminate the cumulative voting mechanism.

PROPOSAL 3. ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

    We are asking our shareholders to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers (sometimes referred to as “NEOs”). This non-binding advisory vote, commonly referred to as “Say-on-Pay,” is not intended to address any specific item of compensation, but instead relates to the compensation of our “named executive officers” as disclosed in the Compensation Discussion and Analysis and the Summary Compensation Table and related narrative included in this proxy statement.

    The Compensation Committee believes we have an effective compensation program that is designed to recruit and keep top quality executive leadership focused on attaining short-term and long-term corporate goals and increasing shareholder value. We believe that our executive compensation program is designed to reasonably and fairly recruit, motivate, retain and reward our executives for achieving our objectives and goals. Through equity grants, each of our executive officers is aligned with the long-term interests of shareholders in increasing the value of LCNB. Moreover, our performance-based compensation system links executive pay to LCNB’s short- and long-term performance.

    As an advisory vote, the Say-on-Pay resolution is not binding. The approval or disapproval of this Proposal 3 by shareholders will not require the Board or the Compensation Committee to take any action regarding our executive compensation practices. The final decision on the compensation and benefits of our executive officers and on whether, and if so, how, to address any shareholder approval or disapproval remains with the Board and the Compensation Committee. However, the Board values the opinions of our shareholders as expressed through their votes and other communications. Accordingly, the Board and the Compensation Committee will review and consider the results of the “Say-on-Pay” vote, the opinions of our shareholders, and other relevant factors in making future decisions regarding our executive compensation program.

    We encourage you to read the “Compensation Discussion and Analysis” and the related compensation tables and narrative that follow. These sections describe our executive compensation policies and practices and provide detailed information about the compensation of our named executive officers.

    The Board of Directors recommends that shareholders vote FOR the approval, on a non-binding advisory basis, of the executive compensation paid by LCNB to its named executive officers and the following resolution:

    “RESOLVED, that the compensation paid to LCNB’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, footnotes and narrative discussion, is hereby APPROVED.”

PROPOSAL 4. ADVISORY VOTE ON THE FREQUENCY OF THE VOTE ON EXECUTIVE COMPENSATION

    As required by Section 14A of the Securities Exchange Act of 1934, we are offering our shareholders an opportunity to cast an advisory vote on whether a non-binding shareholder advisory vote on the compensation of our named executive officers should occur every one, two or three years. Although the vote is non-binding, we value continuing and constructive feedback from our stockholders on compensation and other important matters. The Board and the Compensation Committee will take into consideration the voting results when determining how often a non-binding shareholder advisory vote on the compensation of our named executive officers should occur.

The Board has determined that an advisory vote on executive compensation every year is the best approach for the Company based on a number of considerations, including the vote frequency which the Board believes the majority of our investors prefer.
Shareholders are not voting to approve or disapprove of the Board’s recommendation. Instead, the proxy card provides shareholders with four choices with respect to this proposal: (1) every year, (2) every two years, (3) every three years or (4) abstaining from voting on the proposal. For the reason discussed above, we are asking our shareholders to indicate their support for the non-binding advisory vote on executive compensation to be held every year.

Generally, approval of any matter presented to shareholders requires the affirmative vote of the holders of a majority of the shares of common stock represented at the annual meeting and voting on the matter. However, because this vote is advisory and non-binding, if none of the frequency options receive the vote of a majority of common shares represented at the annual meeting and voting thereon, the option receiving the greatest number of votes will be considered the frequency recommended by the Company’s shareholders. Even though this vote will neither be binding on the Company or Board, the Board of Directors will take into account the result of the vote when determining the frequency of future say-on-pay votes.

The Board of Directors recommends that shareholders vote to recommend an advisory vote on executive compensation every ONE YEAR.

PROPOSAL 5. RATIFICATION OF THE APPOINTMENT OF BKD, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY
The Audit Committee of the Board of Directors of the Company has selected BKD, LLP (“BKD”), 312 Walnut Street, Suite 3000, Cincinnati, Ohio, as the Company’s independent registered public accounting firm to perform the audit of the Company’s financial statements and internal controls over financial reporting for the fiscal year ending December 31, 2022. BKD, LLP was the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2021 and has served the Company in that role since 2014.
Representatives from BKD are expected to attend the virtual annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.
We are asking our shareholders to ratify the selection of BKD as the Company’s independent registered public accounting firm. Although ratification of the appointment is not required by law, the Company’s Regulations, or otherwise, the Board is submitting the selection of BKD to our shareholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and our shareholders.
It is intended that the common shares represented by the accompanying form of proxy will be voted FOR the resolution ratifying the appointment of BKD as the Company’s independent registered public accounting firm, unless contrary instructions are indicated as provided on the proxy card. If you do not wish your shares to be voted for the resolution, please so indicate on the proxy card.
The Board of Directors recommends that shareholders vote FOR the ratification of BKD, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information concerning the directors, nominees for director and executive officers of LCNB. Included in the table is information regarding each person’s principal occupation or employment during the past five years.

Name, Age	Principal Occupation	Positions Held with LCNB	Director of LCNB or Bank Since	Term to Expire

Eric J. Meilstrup, 54	Banker, President and Chief Executive Officer	Director and President	2018	2024

Spencer S. Cropper, 49	Certified Public Accountant for Stolle Properties, Inc.	Director, Chairman of the Board	2006	2024

Steve P. Foster, 69	Former President and CEO of LCNB	Director	2005	2022

Mary E. Bradford, 66	Former IT Executive, GE Aviation	Director	2018	2023

Stephen P. Wilson, 71	Ohio State Senator, Former CEO of LCNB	Director	1982	2024

William (“Rhett”) G. Huddle, 66	Former Banker	Director	2018	2023

Craig M. Johnson, 66	Certified Public Accountant	Director	2019	2023

Michael J. Johrendt, 68	Attorney at Law, Johrendt & Holford	Director	2018	2022

William H. Kaufman, 78	Attorney at Law, Kaufman & Florence	Director	1982	2023

Anne E. Krehbiel, 66	Attorney at Law, Krehbiel Law Office	Director, Secretary	2010	2022

Takeitha W. Lawson 42	Operations Director, Cincinnati Bell	Director	2021	2022

Robert C. Haines II, 49	Banker	Executive Vice President, Chief Financial Officer	N/A	N/A

Matthew P. Layer, 59	Banker	Executive Vice President, Chief Lending Officer	N/A	N/A
Lawrence P. Mulligan, Jr., 53	Banker	Executive Vice President, Chief Operating Officer	N/A	N/A

Michael R. Miller, 64	Banker	Executive Vice President, Trust Officer	N/A	N/A

Bradley A. Ruppert, 46	Banker	Executive Vice President, Trust Officer, Chief Investment Officer	N/A	N/A

.

Director and Nominee Qualifications

The Nominating and Governance Committee (“Nominating Committee”) of our Board of Directors considers candidates to fill new directorships created by expansion and vacancies that may occur and makes recommendations to the Board of Directors with respect to such candidates. There are currently no vacancies on the Board. The Board has not adopted a policy with respect to minimum qualifications for directors, rather the Nominating Committee evaluates each individual in the context of the board as a whole and with the objective of recommending a group of persons that can best implement our business plan, perpetuate our business and represent shareholder interests. The Nominating and Governance Committee, in making its nominations, considers all relevant qualifications of candidates for board membership, including, among other things, factors such as an individual’s business experience, industry knowledge and experience, financial background, breadth of knowledge about issues affecting the Company, public company experience, regulatory experience, diversity, current employment and other board memberships, and whether the candidate will be independent under the listing standards of the NASDAQ Stock Market (“NASDAQ”). In some cases, the Nominating and Governance Committee may require certain skills or attributes, such as financial or accounting experience, to meet specific Board needs that arise from time to time. In the case of incumbent directors whose terms of office are set to expire, the committee also reviews such director’s overall service to the Company during his or her term and any relationships and transactions that might impair such director’s independence.

The following table provides certain information, as of the date of this proxy statement, concerning each of this year’s nominees for election as a Class II director of LCNB. Unless otherwise indicated, each individual has had the same principal occupation for more than five years. Each individual also serves as a director of the Bank.

Class II Directors

Steve P. Foster Age: 69 Director Since: 2005 Term Expires: 2022
A diverse career within the banking industry provides Steve P. Foster with the ability to provide insight in a breadth of areas to the Board of LCNB Corp.

Mr. Foster is the former Chief Executive Officer of both LCNB Corp. and LCNB National Bank, a position he held from 2015 until retirement in 2019.

He joined LCNB National Bank in 1977 and served as internal auditor, branch manager, and loan officer. He founded the Information Technology Department and served as Chief Financial Officer and President.

Mr. Foster is a former Chair of the Ohio Bankers League, one of the strongest financial trade associations in the country.

He serves on the Trust Committee, the Pension Committee, and the Loan Committee.

Anne E. Krehbiel Age: 66 Director Since: 2010 Term Expires: 2022
Anne E. Krehbiel’s distinguished career as an attorney and firm principal provides a valuable perspective on legal matters and business management to the Board of LCNB Corp.

Earning a J.D. from the University of Cincinnati in 1980, Ms. Krehbiel worked at US Bank, and practiced law in several capacities, prior to founding Krehbiel Law Offices in 1998. She is OSBA Board Certified in Estate Planning and a Trust and Probate Law Specialist.

Ms. Krehbiel serves on the Warren County Bar Association (past President), the Warren County Foundation Board of Trustees, and Lebanon Rotary International.

Ms. Krehbiel is the Corporate Secretary for LCNB Corp., chairs the Compensation Committee, and serves on the Audit and Nominating & Corporate Governance Committees.

Michael J. Johrendt Age: 68 Director Since: 2018 Term Expires: 2022
Expertise in law and commercial real estate are among Michael J. Johrendt’s significant contributions to the LCNB Corp. Board.

A graduate of The Ohio State University Moritz College of Law, Mr. Johrendt practices business and tax law as a principal in the law firm of Johrendt & Holford based in Columbus, Ohio. Mr. Johrendt previously owned and operated a commercial real estate investment company.

Mr. Johrendt previously served as a Director of Columbus First Bank from August 2007 until its merger with and into LCNB National Bank in May 2018. Mr. Johrendt has also served as Vice-Chair of the Ohio Board of Tax Appeals.

Mr. Johrendt chairs the Nominating & Corporate Governance Committee and serves on the Compensation Committee.

Takeitha W. Lawson Age: 42 Director Since: 2021 Term Expires: 2022
Takeitha (Kei) Lawson brings corporate finance and investor relations expertise to her role on the Board of LCNB Corp.

Ms. Lawson has experience in working in finance and operations for some of the nation’s most well-known companies, including DuPont, Lockheed Martin, and Lexmark.  Currently, she holds a director-level role at Cincinnati Bell, and previously guided Investor Relations strategy for the company. She holds a B.S. from Temple University and an MBA from Drexel University and has held Six Sigma Green Belt certifications.

Extremely active in the Cincinnati community, Ms. Lawson currently serves on non-profit boards in the treasury capacity, including Women Helping Women and Jack & Jill of America, Inc. (Cincinnati).

Ms. Lawson serves the LCNB Board through her participation on the Audit Committee, Compensation Committee, and the Nominating & Corporate Governance Committee.

The following table provides certain information, as of the date of this Proxy Statement, concerning the current Class I and Class III directors of LCNB who will continue to serve after the annual meeting. Unless otherwise indicated, each individual has had the same principal occupation for more than five years. Each individual also serves as a director of the Bank.

Class I Directors

Spencer S. Cropper Age: 49 Director Since: 2006 Term Expires: 2024
Spencer S. Cropper’s career in accounting and investment provides a wealth of insight to his role as Chair of the LCNB Corp. Board.
The Chairman of LCNB Corp. and LCNB National Bank since 2019, Mr. Cropper is employed by Stolle Properties, Inc., and is a Board Director of the parent Ralph J. Stolle Company. He is an investor in and serves on the Finance Committee of a Private Investment Company that primarily focuses on providing mezzanine financing through investment funds.
Mr. Cropper is a Certified Public Accountant, and a member of the Ohio Society of Certified Public Accountants and the AICPA. He serves on the Board of Directors and Board of Trustees for the Ralph J. Stolle Countryside YMCA and is a Trustee for both the Warren County Foundation and the Bethesda Foundation.
Mr. Cropper serves on the Audit, Pension, Compensation. and the Nominating & Corporate Governance committees.

Eric J. Meilstrup Age: 54 Director Since: 2018 Term Expires: 2024
Eric J. Meilstrup offers extensive bank management expertise and market-specific knowledge to his seat on the Board of LCNB Corp.
Mr. Meilstrup is the President and Chief Executive Officer of LCNB Corp. and LCNB National Bank, and has been with the Bank for 33 years, the last 18 as a member of its Executive team. He has served in several roles over his LCNB career including oversight of Deposit Operations, Branch Operations, Human Resources, Training, and Customer Service functions.
Mr. Meilstrup serves on the Countryside YMCA Board (past Chair) and is a Trustee for the same organization. He serves as a Trustee of the Warren County Foundation, the West Side Church of Christ, a member of the Warren County Career Center District Business Advisory Committee and a current and charter member of the Lebanon Optimist Club.

Mr. Meilstrup is a member of the Pension Committee.

Stephen P. Wilson Age: 71 Director Since: 1982 Term Expires: 2024
As the former CEO and Chairman of LCNB National Bank, Stephen P. Wilson brings both banking industry expertise and institutional knowledge to the LCNB Corp. Board.
Mr. Wilson joined the LCNB staff in 1975 and served as Chief Executive Officer of LCNB and the Bank from 1992 through 2015. He is a Past Chairman of the American Bankers Association and a former board member of the Federal Reserve Bank of Cleveland.
Mr. Wilson has represented the Ohio 7th District in the Ohio State Senate since 2017. He is a board member and treasurer of AAA Club Alliance, a Trustee of the Ralph J. Stolle Countryside YMCA, a Trustee of the Warren County Foundation, and a member of the Area Progress Council. He is also former Vice Chair of Warren Co. Port Authority and a former trustee of Miami University.
Mr. Wilson serves on the Trust and Pension committees.

Class III Directors

William H. Kaufman Age: 78 Director Since: 1982 Term Expires: 2023
In addition to his perspectives gained as a long-tenured board member of LCNB Corp., William H. Kaufman oversees operational legal matters and real estate closings for LCNB National Bank from his seat on the Board.

Mr. Kaufman is former senior partner of Kaufman & Florence in Lebanon, Ohio, and is presently Of Counsel at the firm. A graduate of the Northern Kentucky University Salmon P. Chase College of Law, he began his career as an attorney with Young and Jones, a legacy firm to Kaufman & Florence. He has extensive litigation experience in insurance cases and commercial disputes.

He is a former Mayor of the City of Lebanon and was elected to two terms as Judge of Lebanon Municipal Court.

Mr. Kaufman is the Assistant Secretary for the Board.

Mary E. Bradford Age: 66 Director Since: 2018 Term Expires: 2023
Mary E. Bradford provides a unique contribution to the LCNB Corp. Board through her expertise in information technology.

A retired executive who spent 31 years with GE Aviation, Ms. Bradford built her career implementing information technology solutions for the Finance, Engineering, Supply Chain, and Sales teams at GE.  She is a Phi Beta Kappa graduate of Miami University in Oxford, Ohio, and holds an MBA with a concentration in Information Systems from Xavier University.

Ms. Bradford co-led the GE Women's Network Cincinnati Hub for a two-year term and represented GE on the Miami University Department of Information Systems & Analytics Advisory Board for many years.

Ms. Bradford serves on the Audit, Compensation, and Nominating & Corporate Governance committees. In addition, she contributes her expertise to the Bank’s Technology Committee.

William (“Rhett”) G. Huddle Age: 66 Director Since: 2018 Term Expires: 2023
William (“Rhett”) G. Huddle offers expertise in both legal and banking matters to LCNB Corp. as the result of a successful professional career.

Joining the LCNB Corp. board upon the acquisition of Columbus First Bank Corp, Inc., Mr. Huddle was the lead in the formation of Columbus First. He served as Chairman and CEO of the bank from 2007 until June 2018. Mr. Huddle previously served in both executive and governing roles of several banks in the Columbus market. He was also an associate with BakerHostetler law firm for five years.

Mr. Huddle is a graduate of Princeton University and The Ohio State University Moritz College of Law.

Mr. Huddle is a member of the Trust and Loan committees.

Craig M. Johnson Age: 66 Director Since: 2019 Term Expires: 2023
Craig M. Johnson provides financial counsel to the LCNB Corp. Board through his extensive experience in public accounting and banking.

Mr. Johnson is a Certified Public Accountant with nearly 40 years’ experience in both public accounting and private industry. Mr. Johnson retired as Principal from the accounting firm of Clark Schaefer Hackett & Co. Prior, he served as Partner at J.D. Cloud & Co. LLP. He previously held a position at an international public accounting firm and was local market controller for a large regional bank.

Mr. Johnson is a member of the Ohio Society of Certified Public Accountants and the AICPA. He serves the community as Treasurer and Board Member of the Clifton Cultural Arts Center and sits on the Finance Committee of Clifton United Methodist Church and the Audit Committee of Easter Seals TriState.

Mr. Johnson is Chair of the Audit Committee of LCNB Corp., and also sits on the Compensation and Nominating & Corporate Governance Committees.

Board of Directors Diversity

The Bank has a policy in place to promote a diverse pool of candidates in its hiring, recruiting, retention, and promotion, as well as the selection to its Board and leadership. The Board seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. The Board has directed the Nominating Committee to consider, among other factors and criteria, diversity with respect to viewpoint, skills, experience and community involvement in its evaluation of candidates for Board membership. Such diversity considerations are discussed by the Nominating Committee in connection with the general qualifications of each potential nominee.

The following table gives certain information, as of the date of this Proxy Statement, concerning the current directors of LCNB.

Board Diversity Matrix (as of February 28, 2022)
Total Number of Directors	11
	Female	Male	Non-Binary	Did not Disclose Gender
Part I: Gender Identity
Directors	3	8	--	--
Part II: Demographic Background
African American or Black	1	--	--	--
Alaskan Native or Native American	--	--	--	--
Asian	--	--	--	--
Hispanic or Latinx	--	--	--	--
Native Hawaiian or Pacific Islander	--	--	--	--
White	2	8	--	--
Two or More Races or Ethnicities	--	--	--	--
LGBTQ+	--
Did Not Disclose Demographic Background	--

Board of Directors Independence

    Each year, the Board reviews the relationships that each director has with the Company and with other parties. Only those directors who do not have any of the categorical relationships that preclude them from being independent within the meaning of applicable NASDAQ Rules and who the Board affirmatively determines have no relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director are considered to be independent directors. The Board has reviewed a number of factors to evaluate the independence of each of its members. These factors include its members’ current and historic relationships with the Company and its competitors, suppliers and customers; their relationships with management and other directors; the relationships their current and former employers have with the Company; and the relationships between the Company and other companies of which the Company’s Board members are directors or executive officers. After evaluating these factors, the Board has determined that all of the directors, with the exception of Steve P. Foster, Eric J. Meilstrup and William H. Kaufman, are independent directors of the Company within the meaning of applicable NASDAQ Rules.

Board Leadership Structure and Role in Risk Oversight

    The Board currently separates the position of Chairman of the Board from the position of Chief Executive Officer (“CEO”). Eric J. Meilstrup serves as our CEO and Spencer S. Cropper serves as Chairman of the Board. As the oversight responsibilities of the Board of Directors have expanded over the years, the Board has determined that it is beneficial to have an independent Chairman with the sole job of leading the Board, while allowing the CEO to focus his efforts on the day-to-day management of the Company. The Board believes that it is important to have the CEO as a director. The Company aims to foster an appropriate level of separation between these two distinct levels of leadership of the Company. In addition to the Chairman, leadership is also provided through the respective chairs of the Board’s various committees. However, no single leadership model is right for all companies and at all times. The Board recognizes that, depending on the circumstances, other leadership models, such as a combined CEO and Chairman of the Board position, might be appropriate. Accordingly, the Board periodically reviews its leadership structure.

The Board of Directors is responsible for consideration and oversight of risks facing the Company and is responsible for ensuring that material risks are identified and managed appropriately. Several oversight functions are delegated to committees of the Board with such committees regularly reporting to the full Board the results of their respective oversight activities. For example, the Audit Committee meets periodically with management in order to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. As part of this process, the Audit Committee reviews management’s risk-assessment process and reports its findings to the full Board. Also, the Compensation Committee periodically reviews the most important enterprise risks to ensure that compensation programs do not encourage excessive risk-taking. Additional review or reporting on enterprise risks is conducted as needed or as requested by the Board or Board committees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

LCNB has engaged and intends to continue to engage in the lending of money through the LCNB National Bank, its wholly-owned subsidiary, to various directors and officers of the Company. These loans to such persons were made in the ordinary course of business and in compliance with applicable banking laws and regulations, on substantially the same terms, including interest rates and collateral, as prevailing at the time for comparable transactions with other persons and do not involve more than a normal risk of collectability or other unfavorable features.

In addition to those banking transactions conducted in the ordinary course, the Bank was involved in the related transactions described below. Each of these transactions was made on terms similar to those that could have been negotiated with an unaffiliated third party.

The Bank again retained the law firm of Kaufman & Florence during 2021 for legal services in connection with various matters arising in the course of the Bank’s business. William H. Kaufman, a director of LCNB, is a former Partner (currently Of Counsel) of Kaufman & Florence. Additionally, customers of the Bank are charged for certain legal services provided by Mr. Kaufman’s firm in the preparation of various documents. The approximate amount billed by Kaufman & Florence for legal services during 2021 was $73,000. The Bank contemplates using Mr. Kaufman’s firm in the future on similar terms, as needed.

    The Company does not have a written process of approval and ratification of related party transactions. However, the Company does adhere to an unwritten policy, whereby before the Company or the Bank enters into any transaction for which the value of the transaction is expected to be at least $120,000, and an interested party in the transaction is a director, executive officer, an immediate family member of a director or officer, or a shareholder owning 5% or greater of the Company’s outstanding stock, the disinterested Board of Directors must review and approve the transaction. In reviewing the potential transaction, the directors will consider the fairness of the transaction to the Company, whether the transaction would or could compromise the interested party’s independence and judgment, the best interests of the Company, and such other factors determined advisable by the Board of Directors. In 2021, the Board of Directors reviewed and approved of the related party transaction with Mr. Kaufman’s firm, as described above.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires LCNB’s officers and directors and persons who own more than 10% of a registered class of LCNB’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required to furnish LCNB with copies of all Section 16(a) forms they file. Based solely on LCNB’s review of the Section 16(a) forms received by it and by statements of officers and directors concerning their compliance with the applicable filing requirements, the officers, directors and greater than 10% beneficial owners of LCNB have complied with all applicable filing requirements.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

    During the fiscal year ended December 31, 2021, the Board of Directors met on 6 occasions. No director attended less than 75% of the aggregate of the total number of meetings of the Board and the committees on which he or she served. The Company encourages its directors to attend the Annual Meeting of the Shareholders, and in 2021, all of the directors attended the meeting, virtually or in person. Directors do not receive any compensation from LCNB for their service on the Board of Directors of LCNB. However, each director of LCNB also serves as a director of LCNB National Bank, the banking subsidiary of LCNB, which meets once per month, for which each director is compensated with a $30,000 annual retainer with the exception of the Chair who is compensated with a $40,000 annual retainer. In addition to the annual retainer, non-employee directors who serve on committees of the Board of Directors receive $440 for each committee meeting attended. The Chair of each committee receives $880 for each committee meeting attended. In addition, in 2021 each director received an equity grant equal to 10 percent of their annual retainer.

    The table below summarizes all compensation paid to the directors of LCNB for their services as directors during fiscal year 2021.

Director Compensation
Name	Fees Earned or Paid in Cash ($)(1)	Equity Grant ($)(2)	Total ($)
Eric J. Meilstrup	$30,000	$3,000	$33,000
Spencer S. Cropper	$46,600	$4,000	$50,600
Steve P. Foster	$35,280	$3,000	$38,280
Stephen P. Wilson	$35,280	$3,000	$38,280
Mary E. Bradford	$39,680	$3,000	$42,680
William (“Rhett”) G. Huddle	$35,280	$3,000	$38,280
Craig M. Johnson	$38,800	$3,000	$41,800
Michael J. Johrendt	$36,600	$3,000	$39,600
William H. Kaufman	$30,000	$3,000	$33,000
Anne E. Krehbiel	$38,800	$3,000	$41,800
Takeitha W. Lawson	$ 2,940	$ 0	$ 2,940
-

(1)    The compensation paid to the directors of LCNB includes committee fees as follows: S. Cropper, $6,600; S. Foster, $5,280; S. Wilson, $5,280; M. Bradford, $9,680; W. Huddle, $5,280; C. Johnson, $8,800; M. Johrendt, $6,600; A. Krehbiel, $8,800; and T. Lawson, $440. Mr. Meilstrup and Mr. Kaufman are not independent directors and do not receive committee fees.
(2)    The directors, in addition to their annual retainer and committee fees, receive an equity retainer grant valued at ten percent of their annual retainer.

    The Company has an Audit Committee that serves in a dual capacity as the Audit Committee of the Bank. During 2021, the members of the Audit Committee were Craig M. Johnson (Chair), Spencer S. Cropper, Mary E. Bradford, Takeitha W. Lawson and Anne E. Krehbiel. The Audit Committee met a total of 5 times in 2021. All of the members of the Audit Committee meet the definition of independent director set forth in NASDAQ Listing Rule 5605(a)(2). Craig M. Johnson and Spencer Cropper served as the financial expert as defined by the Sarbanes-Oxley Act and NASDAQ Listing Rule 5605(a)(2). The Audit Committee is responsible for engaging independent auditors, reviewing with the independent auditors the plans and results of the audit, and reviewing the adequacy of the Bank’s internal accounting controls. The Board of Directors of the Company has adopted a written charter for the Audit Committee. The Audit Committee Charter is available online at https://www.lcnbcorp.com/corporate-profile/corporate-governance/default.aspx.

    The Bank also has a Compensation Committee, Nominating and Corporate Governance Committee, Trust Committee, Pension Committee, and Loan Committee. Each of these committees meet as needed. The Trust Committee reviews the various trusts accepted by the Trust Department of the Bank, reviews trust investments and advises the trust officers in department operations. The members of the Trust Committee are Stephen P. Wilson, Steve P. Foster, Michael R. Miller, William G. Huddle, Bradley A. Ruppert, Josh Shapiro, Kasheen Swango, Traci Hammiel, and Jackie Manley. The Pension Committee reviews the Bank’s defined benefit pension plan. The members of the Pension Committee are Stephen P. Wilson, Spencer S. Cropper, Steve P. Foster, Eric J. Meilstrup and Robert C. Haines II. The Board Loan Committee reviews the lending procedures of the Bank and reviews and approves requests for loans in excess of the established lending authority of the officers of the Bank. The Board Loan Committee consists of Steve P. Foster and William G. Huddle.

    During 2021, the Nominating and Corporate Governance Committee consisted of six of the Company’s independent directors (as defined in NASDAQ Listing Rule 5605(a)(2)): Michael J. Johrendt (Chair), Spencer S. Cropper, Mary E. Bradford, Craig M. Johnson, Takeitha W. Lawson, and Anne E. Krehbiel. The Nominating and Corporate Governance Committee met 5 times in 2021. Decisions concerning nominees for the Board of Directors will be made by the Nominating Committee and ratified by the entire Board. The Board has not adopted a policy with respect to minimum qualifications for Board members. However, in making its nominations, the committee considers, among other things, an individual’s business experience, industry experience, financial background, breadth of knowledge about issues affecting the Company, time available for meetings and consultation regarding Company matters and other particular skills and experience possessed by the individual. Please see the narrative under the heading “Director and Nominee Qualifications” beginning on page 14 of this Proxy Statement for additional discussion of the nomination process. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee and is available online at https://www.lcnbcorp.com/corporate-profile/corporate-governance/default.aspx.

    Historically, the Company has not engaged third parties to assist in identifying and evaluating potential nominees, but would do so in those situations where particular qualifications are required to fill a vacancy and the Board’s contacts are not sufficient to identify an appropriate candidate.

The Company does not have a formal policy regarding consideration of director candidate recommendations from its shareholders. Any recommendations received from shareholders have been and will be evaluated in the same manner that potential nominees suggested by Board members are evaluated. The Company does not intend to treat shareholder recommendations in any manner different from other recommendations. Shareholders may send director nomination recommendations to Spencer S. Cropper at P.O. Box 59, Lebanon, Ohio 45036.

The Bank has a designated Compensation Committee, which met 6 times in 2021. The Board of Directors of the Company has adopted a written charter for the Compensation Committee and is available online at https://www.lcnbcorp.com/corporate-profile/corporate-governance/default.aspx. During 2021, the Compensation Committee consisted of six independent directors: Anne E. Krehbiel (Chair), Spencer S. Cropper, Michael J. Johrendt, Craig M. Johnson, Takeitha W. Lawson, and Mary E. Bradford. The committee makes compensation recommendations to the Board of Directors for consideration, as further described in the “Compensation of Executive Officers” section below.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation Committee for fiscal year 2021 were Anne E. Krehbiel (Chair), Spencer S. Cropper, Mary E. Bradford, Michael J. Johrendt, Takeitha W. Lawson, and Craig M. Johnson. In 2021, no executive officer of the Company served on the Board of Directors or compensation committee of any entity that compensates any member of the Company’s Compensation Committee.

SHAREHOLDER COMMUNICATION WITH BOARD MEMBERS
The Company maintains contact information, both telephone and email, on its website (https://www.LCNB.com) under the heading “Resource Center” then “Contact.” By following the contact link, a shareholder will be given access to the Company’s toll-free telephone number and mailing address, as well as a form to populate that would then be sent to the Company in the form of an email. Communications sent to that Company email address and specifically marked as a communication for the Board will be forwarded to the Board or specific members of the Board as directed in the shareholder communication. In addition, communications received via telephone for the Board of Directors are forwarded to the Board by an officer of the Company. In addition, shareholders may send communications to the Board or any of its members by sending such communications to the Company, c/o Secretary at P.O. Box 59, Lebanon, Ohio 45036.

CODE OF ETHICS

    The Board of Directors has adopted a Code of Business Conduct and Ethics applicable to all directors, officers, and employees. The Code of Business Conduct and Ethics is included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and is available online at https://www.lcnbcorp.com/corporate-profile/corporate-governance/default.aspx.

AUDIT COMMITTEE REPORT

    The Audit Committee of the Board of Directors of the Company is composed of five independent directors. The responsibilities of the Audit Committee are set forth in the charter of the Audit Committee which was adopted by the Board of Directors and is available at https://www.lcnbcorp.com/corporate-profile/corporate-governance/default.aspx. The Audit Committee reviews, and revises if necessary, the Audit Charter at least annually. Any changes are presented to the Board of Directors for approval. The Audit Committee, among other matters, is responsible for the annual appointment and supervision of the independent public accountants, and reviews the arrangements for and the results of the auditors’ examination of the Company’s books and records and auditors’ compensation. The Audit Committee reviews the Company’s accounting policies, internal control procedures and systems and compliance activities.

    The Audit Committee has reviewed and discussed the audited consolidated financial statements with management. The committee has also reviewed and discussed with BKD, LLP their independence as auditors for the fiscal year ended December 31, 2021, as called for by the applicable requirements of the Public Company Accounting Oversight Board and (“PCAOB”). The Audit Committee also has received the written disclosures and the letter from the independent accountants as called for by the applicable requirements of the PCAOB.

Based on the foregoing discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

    This report has been submitted by the Audit Committee:

Craig M. Johnson (Chair)
Spencer S. Cropper
Anne E. Krehbiel
Mary E. Bradford
Takeitha W. Lawson

MARKET PRICE OF STOCK AND DIVIDEND DATA

Holders and Market Information

LCNB had approximately 928 registered holders of its Common Shares as of December 31, 2021. The number of shareholders includes banks and brokers who act as nominees, each of whom may represent more than one shareholder. LCNB’s Common Shares are currently traded on the NASDAQ Capital Market® under the symbol “LCNB”. Several market-makers facilitate the trading of the Common Shares. Trade prices for LCNB’s Common Shares, reported through registered securities dealers, are set forth below. Trades have occurred during the periods indicated without the knowledge of LCNB.

The trade prices shown below are interdealer without retail markups, markdowns or commissions.

2021	High	Low
First Quarter	$19.96	$14.07
Second Quarter	$18.34	$16.25
Third Quarter	$17.94	$16.01
Fourth Quarter	$20.43	$17.05

2020	High	Low
First Quarter	$19.43	$10.03
Second Quarter	$16.70	$10.53
Third Quarter	$15.87	$12.65
Fourth Quarter	$15.99	$12.51

Dividends

    The following table presents cash dividends per share of common stock declared and paid in the periods shown.

	2021	2020
First Quarter	$0.19	$0.18
Second Quarter	$0.19	$0.18
Third Quarter	$0.19	$0.18
Fourth Quarter	$0.20	$0.19
Total	$0.77	$0.73

It is expected that LCNB will continue to pay dividends on a similar schedule, to the extent permitted by business and other factors beyond management’s control. LCNB depends on dividends from its subsidiary for the majority of its liquid assets, including the cash needed to pay dividends to its shareholders. Federal banking laws and regulations limit the amount of dividends the Bank may pay to the sum of retained net income, as defined, for the current year plus retained net income for the previous two calendar years. Prior approval from the Office of the Comptroller of the Currency, the Bank’s primary regulator, would be necessary for the Bank to pay dividends in excess of this amount. In addition, dividend payments may not reduce capital levels below minimum regulatory guidelines. Management believes the Bank will be able to pay anticipated dividends to LCNB without needing to request approval.

Equity Compensation Plan Information

    The Company’s 2015 Ownership Incentive Plan (the “2015 Plan”) was approved by shareholders at the 2015 annual meeting. The 2015 Plan provides for the grant of ownership incentives to key employees and directors in the form of stock options, appreciation rights, restricted shares and/or restricted share units. The 2015 Plan is administered by the Compensation Committee. For additional information on the 2015 Plan, please refer to the Company’s Definitive Proxy Statement, filed with the SEC on March 13, 2015. The Company’s previous equity incentive plan, the 2002 Ownership Incentive Plan (the “2002 Plan”), expired in accordance with its terms in 2012. The Board established the 2002 Plan to provide awards to certain executive officers after reaching specific earnings and asset growth goals set at the beginning of each year.
The following table summarizes share and exercise price information about LCNB’s equity compensation plans as of March 1, 2022.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities remaining available for future issuance
Equity compensation plans approved by security holders	N/A	N/A	328,508(1)
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	N/A	N/A	328,508

(1)    Includes restricted share awards granted under the 2015 Plan.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

    The Compensation Discussion and Analysis (“CD&A”) explains our executive compensation program for our named executive officers listed below (the “NEOs”), which include our Chief Executive Officer, Chief Financial Officer and our three other most highly-compensated executive officers who were serving as executive officers at the end of 2021. The NEOs for 2021 were:

•Eric J. Meilstrup, President and Chief Executive Officer
•Robert C. Haines II, Executive Vice President and Chief Financial Officer
•Matthew P. Layer, Executive Vice President and Chief Lending Officer
•Michael R. Miller, Executive Vice President, Trust Officer
•Bradley A. Ruppert, Executive Vice President, Trust Officer, Chief Investment Officer

The CD&A also describes the process followed by the Compensation Committee (the “Committee”) for making pay decisions, as well as its rationale for specific compensation related decisions related to 2021. LCNB has no direct employees. All officers and other employees performing services for LCNB are employees of the Bank. The Compensation Committee is a committee of the Board of Directors, composed solely of independent directors, and is responsible for developing the Bank’s executive compensation principles, policies and programs and approving the compensation to be paid to the NEOs. The Committee consults with Eric J. Meilstrup, President and Chief Executive Officer, concerning executive officer compensation; however, he does not participate in the deliberations regarding his own compensation.

2021 Executive Compensation Highlights

    Our executive compensation programs are designed to align the interests of our NEOs with those of our shareholders. Based on our performance, findings from the 2020 Executive Total Compensation Review (discussed later in the CD&A), and our commitment to linking pay and performance, the Committee made the following executive compensation decisions for fiscal year 2021. For more detail, please refer to the “2021 Executive Compensation Components” later in the CD&A:

•Base Salaries: Base salaries were increased approximately 8.2% for each NEO, effective January 2021.
•2021 Short-Term Incentives/Cash Bonuses: Based on our 2021 financial performance and the NEOs’ individual performance, the NEOs earned short-term incentives equal to 12.5% of base salary. The target payout amount was set at 11.5% of base salary with the maximum opportunity set at 20% of base salary.
•2021 Long-Term Incentives: Equity grants were issued at 20 % of base salary for NEOs. The target amount was set at 10 % of base salary with the maximum opportunity set at 20 % of base salary.

Summary of Executive Compensation Practices

    Our executive compensation program includes the following practices and policies, which we believe promote sound compensation governance and are in the best interests of our shareholders:

What We Do
•Periodically, compare our NEO compensation levels to the market and take these results into consideration when making compensation related decisions.
•Provide our NEOs with a performance-based cash incentive plan on an annual basis.
•Grant full-value equity to each of our NEOs with multi-year vesting provisions.
•Provide each of our NEOs with deferred compensation programs to encourage retention and promote stability in our executive group.
•Utilize the assistance of an outside independent compensation consultant to assist our Compensation Committee with gathering market data and best practices information.

What Guides Our Compensation Programs

    The primary objectives of LCNB’s executive officer compensation programs are to:

•Provide a direct link between executive officer compensation and the interests of LCNB and LCNB’s shareholders by making a portion of executive officer compensation dependent upon the financial performance of LCNB.

•Support LCNB’s annual and long-term goals and objectives as determined by the Board by linking these goals to the incentive compensation programs for the executive officers.
•Establish base salaries between the 25th and 75th percentiles of market for comparable positions within a comparison peer group of companies in the banking industry. If an executive officer is meeting performance expectations they’ll likely have a base salary level near market median. If an executive officer is experienced, high performing; performing significant additional duties, or brings a specific knowledge base to the organization, they may have a salary level near the 75th percentile of market. If an executive is new to a position or recently promoted they may have a salary level near the 25th percentile of the market.
•Provide executive officers with incentive (cash and equity) compensation opportunities designed to pay total compensation levels that are somewhere between the 25th and 75th percentiles of the market depending on the performance of LCNB and the individual executive officer.
•Provide long-term incentives/equity and deferred compensation plans and arrangements that encourage the retention of our proven team of executive officers.

The total compensation package for our NEOs includes: (i) base salary, (ii) annual cash bonuses and (iii) incentive opportunities, which may consist of equity incentives under the 2015 Ownership Incentive Plan. Some NEOs are also provided with a non-qualified deferred compensation program that strongly supports retention and provides for benefits after retirement. The NEOs also receive other employee benefits generally available to all employees.

The NEOs of the Bank are employed “at will” without severance agreements or employment contracts. Currently, the Company believes that its compensation levels and structure, as well as the Company’s culture and intangibles alleviate the need for the Company to utilize employment agreements with its NEOs.

Beginning in 2020, the Committee decided to propose a say-on-pay vote every year. Therefore, the next advisory shareholder vote on the compensation of LCNB’s NEOs will occur at the 2022 annual meeting and the advisory vote on the frequency of the say-on-pay vote will occur at the 2022 annual meeting.

The Committee and the Company’s Board of Directors believe that the Company’s executive compensation has been appropriately tailored to its business strategies, aligns pay with performance, and reflects best practices regarding executive compensation. The Committee will continue to consider shareholder sentiments about the Company’s core principles and objectives when determining executive compensation.

Engagement of Independent Compensation Consultant

The Compensation Committee has the sole authority to engage the services of any compensation consultant or advisor. Since 2013, the Committee has periodically engaged the services of Blanchard Consulting Group (“BCG”), an independent compensation consulting company focused on the banking industry. BCG was hired directly by the Compensation Committee and does not provide any other services to LCNB beyond independent compensation consulting services. The Committee considered all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934 in determining that BCG’s work does not raise a conflict of interest. BCG reports directly to the Committee, and management has not retained its own consultant. BCG periodically attends meetings of the Committee, physically or by phone, and with or without management present. BCG assists the Committee in, among other things, analyzing current compensation conditions in the marketplace generally and among our peers specifically, and assessing the competitiveness and appropriateness of compensation levels for our NEOs and Directors. For the Committee’s use in 2021, BCG produced a comprehensive review of Board compensation. The 2021 review evaluated LCNB’s Board compensation in comparison to a custom peer group, as well as against regional and national banking surveys and BCG database information. In 2020, the Committee engaged BCG to conduct an updated executive compensation review that was used to assist with 2021 compensation related decisions. Some general “aging” principles and updated discussions with BCG were utilized to make the information current for 2021. It is the intent of the Committee to continue to alternate the executive and Board compensation review on an every other year basis going forward.

Peer Group Banks – 2020 Executive & 2021 Director Compensation Studies

The peer group banks utilized in the 2020 executive and 2021 director total compensation reviews performed by BCG included the following:

Farmers National Banc Corp. (OH)	Level One Bancorp, Inc. (MI)
Civista Bancshares, Inc. (OH)	Citizens Financial Services, Inc. (PA)
Macatawa Bank Corporation (MI)	ChoiceOne Financial Services, Inc. (MI)
MVB Financial Corp. (WV)	Finward Bancorp (IN)
Codorus Valley Bancorp, Inc. (PA)	Limestone Bancorp, Inc. (KY)
Isabella Bank Corporation (MI)	First Savings Financial Group (IN)
Premier Financial Bancorp, Inc. (WV)	Middlefield Banc Corp. (OH)
ACNB Corporation (PA)	Kentucky Bancshares, Inc. (KY)
Citizens & Northern Corporation (PA)	SB Financial Group, Inc. (OH)
Farmers & Merchants Bancorp, Inc. (OH)	Ohio Valley Banc Corp. (OH)
For the 2020 reviews of executive compensation against benchmarking data, the Committee reviewed the following summary by BCG:

•Total Cash Compensation = Base Salary + Annual Cash Incentives / Bonus;
•Direct Compensation = Total Cash Compensation + Three-Year Average Equity Awards; and
•Total Compensation = Direct Compensation + Other Compensation + Retirement Benefits / Perquisites

BCG’s 2020 assessments of LCNB’s compensation practices and levels concluded that:

•LCNB’s financial performance was competitive versus peers; comparisons to the peer group/market 50th percentile were appropriate;
•“Total Cash Compensation” of the NEOs was relatively conservative when compared to peer at a level that was near or below the peer group 25th percentile in 2020;
•For “Direct Compensation,” LCNB had provided competitive equity awards but the below market salaries and cash incentives positioned direct compensation below the peer group 50th percentile; and
•“Total Compensation” supports that LCNB has competitive executive benefits as most executive officers comparisons to peer remained similar or increased for total compensation.

Annual Base Salaries

For 2021, the Committee considered the market data provided in BCG’s 2020 executive compensation report. This included salary data from the previously identified peer group along with various banking industry surveys. When setting each NEOs annual salary, the Committee starts at the median salary for an equivalent position in the market, and adjusts the salary for each NEO based upon such officer’s history with the Company, experience overall, and general skill level. NEOs with greater tenure and more experience are generally compensated above the baseline provided by the median salary identified in the market, while NEOs with shorter tenures with the Company and less experience are generally compensated below such baseline. Finally, the Committee compares the individual performance of the executive measured against the Board of Directors’ previously determined subjective performance objectives for each executive for the previous year. Taking into consideration all of these factors, the Committee sets each NEO’s salary. The table below shows a comparison of each NEOs 2020 and 2021 salaries.

Name	2020 Base Salary	2021 Base Salary	Percent Increase
Eric J. Meilstrup	$315,000	$340,000	7.9%
Robert C. Haines II	$211,000	$228,000	8.1%
Matthew P. Layer	$211,000	$228,000	8.1%
Michael R. Miller	$211,000	$228,000	8.1%
Bradley A. Ruppert	$193,000	$210,000	8.8%

Incentive Compensation

    In addition to the payment of base salary and the provision of standard employee benefits, the Company’s NEOs have the opportunity to earn additional compensation in the form of annual cash incentives and equity incentives.

    Annual Cash Incentives

On January 19, 2021, the Committee recommended to the Board of Directors new performance measures under the annual cash incentive program. The program is designed to reward NEOs for meeting certain goals set annually by the Committee. The goals are weighted with Company performance goals accounting for approximately 50% of the short-term cash incentive and individual performance goals accounting for approximately 50% of the cash incentive. If the Company and individual performance goals are substantially met, each NEO could receive an incentive equal to 11.5% of his 2021 base salary. Substantially exceeding the Company and individual performance goals can increase the cash incentive to a maximum of 20% of base salary. The Company performance goal metric for the 2021 annual cash incentive program was Adjusted Return on Average Assets. All annual cash incentives are subject to the Company’s clawback policy as it may be amended from time to time.

    The individual performance goals are weighted 50% and are tied to each NEO’s strategic planning goals as defined in the LCNB Strategic Plan.

    The individual performance measures are unique to each NEO and consist of quantitative and qualitative measures. The individual objectives were designed to complement LCNB’s corporate goals and strategic plan for 2021, particularly the Board’s goals related to overall growth of LCNB. These individual objectives, which are described below, are designed to grow core earnings while managing risk, which will, in turn, promote the long-term interests of LCNB’s shareholders. The Committee believes that these goals properly incentivized the NEOs to implement and attain the long-term strategic objectives of LCNB, including overall growth and high performance of key metrics.

    Annual individual performance goals were established for each NEO, the nature of which differed depending upon the NEO’s job responsibilities. The individual performance included:

(i)for Mr. Meilstrup, setting, refining and executing the strategic direction of LCNB; hiring and developing the senior management team and building a client-focused culture; and promoting LCNB externally to shareholders, stock analysts and potential acquisition targets;
(ii)for Mr. Haines, developing robust financial reporting, branch profitability, line of business profitability and pricing model accuracy; executing LCNB’s strategic plan, balancing acquisitions and organic growth; and strengthening communications among executive management, directors and investors regarding financial performance and future risks and opportunities of LCNB;
(iii)for Mr. Layer, managing the growth of the Bank’s loan portfolio to attain or exceed the budgeted goal while continuing to communicate those goals to the lending officers; participating as a member of the Bank’s loan committee with a goal of help monitor asset quality and compliance with the current bank regulations; participating as a member of the Bank’s senior management team; executing LCNB’s strategic plan and promoting the Bank in the communities that the Bank serves;
(iv)for Mr. Miller, managing the growth of the Bank’s Wealth Management area and communicate and assist the trust officers attain or exceed the budgeted goal; participating as a member of the Bank’s trust committee with a goal of help monitor compliance with the current bank regulations; participating as a member of the Bank’s senior management team; executing LCNB’s strategic plan; and promoting the Bank in the communities that the Bank serves; and
(v)for Mr. Ruppert, supervise and maximize the return on the security portfolios of the holding company, the Bank, and the trust department; participating as a member of the Bank’s trust committee with a goal of helping monitoring compliance with the current bank regulations; encourage and supervise the Bank’s brokerage operation; support shareholder relations by acting as one of LCNB’s primary contacts with LCNB’s transfer agent; participate as a member of the Bank’s senior management team; executing LCNB’s strategic plan and promoting the Bank in the communities that the Bank serves.

Achievement For 2021

    For 2021, the Adjusted Return on Average Assets was 1.13%, earning a 6.5% cash incentive for each NEO. Additionally, each NEO earned an additional 6% cash incentive for achieving their individual performance goals. In total, the cash incentive award earned by each NEO was 12.5% of salary representing above targeted performance.

    Equity Incentives

    At the 2015 annual meeting of shareholders, the Company’s shareholders voted to approve the 2015 Ownership Incentive Plan (the “2015 Plan”). The 2015 Plan replaced the previous equity plan that expired in 2012. The 2015 Plan is a result of significant discussions, market analysis, and cost modeling. All awards granted under the 2015 Plan are subject to the Company’s clawback policy as it may be amended from time to time. During fiscal year 2021, 15,555 equity awards were granted to NEOs under the 2015 Plan.

    The Committee also recommended to the Board of Directors the implementation of specific performance measures with respect to future equity grants under the 2015 Plan. In 2021, the Board of Directors approved the use of earnings per share and total assets under management growth as performance measures to determine the equity awards for the NEOs. Earnings per share and total assets under management growth targets will be based on the Board approved budget. The Committee established a range of awards based on the achievement of those goals. The awards are calculated using a percentage that is applied to each executive officer’s salary to arrive at a calculated number of shares. That percentage ranges from 0% of salary to a maximum of 20% of salary for most NEOs. This plan is based on the performance measures achieved in 2021. The dollar amounts that are earned are converted to a specific number of shares based on the value of the shares on the date of grant. The shares will be granted from the 2015 Plan that was approved by LCNB’s shareholders.

Equity Grants Based on Achievement For 2021

    For 2021, LCNB earned an adjusted $1.66 per share and assets under management growth of over 7.62%. This translated into an equity award of 20% of base compensation for each NEO, which represented maximum performance compared to the plan.

Other Compensation

    The Company also provides other compensation to the NEOs as it determines is necessary or advisable. Each NEO receives payments for health insurance and long-term disability, as the Committee has decided that such small perquisites aid in the retention of the NEOs.

    In addition, the Bank maintains a non-qualified deferred compensation benefit plan which permits NEOs to defer all or a portion of their cash bonus, as well as certain defined benefit plans, as further detailed below.

Stock Ownership Guidelines and Holding Requirements for Executive Officers

While we do not set strict targets for ownership of our stock, we strongly encourage ownership of the Company’s stock to all employees and expect our NEOs to set positive examples. All equity awards, whether in the form of restricted share awards or stock option awards, carry a vesting period. This requires the executive’s continued employment to fully realize value from such awards, and most equity awards have a 5-year vesting schedule.

Stock Trading Policy: Hedging & Pledging

    The Company does not currently have a hedging policy in place to limit or permit employee or director trading in securities.

Clawback

    The Company continues to utilize a clawback provision with respect to the 2021 cash incentive plan and equity awards granted under the 2015 Plan. This clawback allows the Company to recoup incentive compensation amounts paid to employees if these amounts were paid based on misstated financials, or if the employee commits significant misconduct.

Analysis of Total Mix of Compensation

    The Board of Directors believes that the combination of making annual cash incentive/bonus payments based upon specific goals for each NEO and separate cash incentive/bonus payments tied to earnings goals for the Company provides the necessary incentives to reach the Company’s objectives. The cash bonus payments and the base salary together can provide the NEOs with a compensation package that is competitive with peers. Additionally, the 2015 Plan provides the Company with the ability to better balance executive compensation between short-term components (base salary and annual cash incentives) and longer-term components (equity incentives) by providing the Committee with the ability to grant equity awards with additional vesting requirements. In recent years, equity grants in the form of restricted shares have provided additional variable compensation that promotes retention and ties the NEOs interests to the shareholders of the Company. Another longer-term compensation program that is available to NEOs is the non-qualified deferred compensation benefit plan. We feel that our NEOs have valuable compensation components available at various levels that promote short-term, mid-term, and long-term achievement of goals and financially reward our NEOs for accomplishing the goals of the Company.

Forward Looking Statements

    The information discussed in our Compensation Discussion and Analysis contains statements regarding future individual and Company performance measures, targets, and other goals. These goals are disclosed in the limited context of our executive compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Executive Compensation: Compensation Tables

    The following summary compensation table summarizes, for the fiscal years indicated, all annual compensation earned by or granted to the NEOs. The NEOs are employees of the Bank. The Bank is a wholly-owned subsidiary of LCNB.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary($)	Restricted Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation($)	Non-Qualified Deferred Compensation Earnings($)	All Other Compensation ($)	Total ($)
Eric J. Meilstrup President and Chief Executive Officer	2021 2020 2019	340,000 315,000 275,000	94.500 83,000 27,001	N/A N/A N/A	40,950 35,758 21,250	97,736(2) 266,356 143,922	74,218(3) 71,759 54,644	647,404 769,873 521,816
Robert C. Haines II Executive Vice President and Chief Financial Officer	2021 2020 2019	228,000 211,000 200,000	42,800 36,000 27,001	N/A N/A N/A	27,430 26,004 21,250	50,209(2) 135,536 85,574	31,585(3) 32,326 22,387	380,024 440,866 356,213
Matthew P. Layer Executive Vice President	2021 2020 2019	228,000 211,000 200,000	42,800 36,000 27,001	N/A N/A N/A	27,430 26,006 21,250	217,170(2) 304,461 205,434	9,235(3) 9,341 6,846	524,635 586,808 460,531
Michael R. Miller Executive Vice President and Trust Officer	2021 2020 2019	228,000 211,000 200,000	42,800 36,000 27,001	N/A N/A N/A	27,430 26,001 21,250	3,262(2) 2,382 943	17,348(3) 16,359 14,262	318,840 291,742 263,456
Bradley A. Ruppert Executive Vice President, Trust Officer, Chief Investment Officer	2021 2020 2019	210,000 193,000 175,500	39,200 32,040 21,442	N/A N/A N/A	25,090 22,816 16,625	39,372(2) 61,292 34,053	25,359(3) 25,610 16,844	339,021 334,758 264,464

(1)    See “Terms of Restricted Share Grants” below for a description of the terms of the grants of restricted shares shown in the Restricted Stock Awards column. The amounts in the Restricted Stock Awards column are the aggregate grant date fair values computed in accordance with FASB ASC Topic 718. Assumptions used in determining fair value are disclosed in the footnote “Stock-Based Compensation” located in LCNB’s Annual Report in Form 10-K for the year ended December 31, 2021.
(2)    Includes above market interest paid on the non-qualified deferred compensation plan as follows: Mr. Meilstrup, $11,574; Mr. Haines, $4,930; Mr. Layer, $13,990; Mr. Miller, $3,292; and Mr. Ruppert, $2,300. The above market interest rate is calculated by subtracting 120% of the federal long-term rate (2.28%) from the rate paid by the Bank on the deferred compensation funds (currently 8%). The resulting difference of 5.26% was used to calculate the above market interest disclosed in the above table. Also includes the change in aggregate increase/decrease in the actuarial present value of the officer’s accumulated benefit under the Bank’s defined benefit plan as follows: Mr. Meilstrup, $86,162; Mr. Haines, $45,279; Mr. Layer, $203,180; Mr. Ruppert $37,072.
(3)    Includes Bank director fees for: Mr. Meilstrup, $30,000. Includes health and long-term disability payments as follows: Mr. Meilstrup, $18,338; Mr. Haines, $11,997; Mr. Layer, $9,235; Mr. Miller $11,585; and Mr. Ruppert, $7,526. Includes auto allowance for Mr. Meilstrup of $4,737. Includes 401(k) contributions for Mr. Meilstrup of $21,143; Mr. Haines of $19,589; Mr. Miller of $5,763 and Mr. Ruppert, $17,833.

Terms of Restricted Share Grants. All of the grants of restricted shares listed in the above table vest annually in five equal installments over a five-year period beginning on the first anniversary of the grant date, provided, however, that: (a) the respective grantee remains employed through the applicable vesting date, and (b) vesting will be accelerated upon the grantee’s death, incapacity or retirement (after attaining the age of 65). Upon a change of control of the Company as defined in the 2015 Plan, 100% of the restricted shares will vest if at any time during the three months prior to the effective date of any change of control to the first anniversary of such change of control: (a) the grantee’s employment is terminated without cause, or (b) the grantee terminates employment for good reason. The grantees are eligible to receive dividends and other distributions declared by the Company on the restricted shares.

Pay Ratio Disclosure

    Eric J. Meilstrup, LCNB’s CEO, had an annual total compensation of $647,404 in 2021, as reflected in the Summary Compensation Table above. We estimate that the median annual compensation of all LCNB employees, excluding our CEO, was $39,955 for 2021. Taking this into account, we estimate that Mr. Meilstrup’s annual total compensation was approximately 16.20 times that of the median employee annual compensation.

Plan-Based Awards

The following table summarizes for fiscal year 2021 each grant of an award under the Company’s non-equity incentive plan and equity incentive plan to the NEOs.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Equity Incentive Plan Awards			All other stock awards: Number of shares of stock or units	Grant Date Fair Value of Stock Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	($)
Eric J. Meilstrup	1/19/21		37,400	68,000
	2/16/21							5,608	94,500
Robert C. Haines II	1/19/21		25,080	45,600
	2/16/21							2,540	42,800
Matthew P. Layer	1/19/21		25,080	45,600
	2/16/21							2,540	42,800
Michael R. Miller	1/19/21		25,080	45,600
	2/16/21							2,540	42,800
Bradley A. Ruppert	1/19/21		23,100	42,000
	2/16/21							2,326	39,200

(1)    Although the Estimated Future Payouts are provided in the table, the awards were granted in 2021 and are disclosed in the “Summary Compensation Table.”

    Outstanding Equity Awards

The following table summarizes, as of the end of fiscal year 2021 for each of the NEOs, information concerning unexercised options and unvested stock and equity incentive plan awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#) (1)	Market Value of Shares or Units of Stock that have not Vested ($) (7)
Eric J. Meilstrup	N/A	N/A	N/A	N/A	135(2) 612(3) 956(4) 3,841(5) 5,608(6)	$2,644 $11,960 $18,667 $75,011 $109,524
Robert C. Haines II	N/A	N/A	N/A	N/A	135(2) 612(3) 956(4) 1,707(5) 2,540(6)	$2,644 $11,960 $18,667 $33,342 $49,606
Matthew P. Layer	N/A	N/A	N/A	N/A	135(2) 612(3) 956(4) 1,707(5) 2,540(6)	$2,644 $11,960 $18,667 $33,342 $49,606
Michael R. Miller	N/A	N/A	N/A	N/A	612(3) 956(4) 1,707(5) 2,540(6)	$11,960 $18,667 $33,342 $49,606
Bradley A. Ruppert	N/A	N/A	N/A	N/A	612(3) 759(4) 1,519(5) 2,326(6)	$11,960 $14,823 $26,670 $45,427

(1)    Represents the number of restricted share awards that have not vested as of December 31, 2021.
(2)    Represents restricted shares awarded by the Board of Directors on February 27, 2017 pursuant to the Plan.
The restricted shares vest annually in five equal installments beginning on February 27, 2018.
(3)    Represents restricted shares awarded by the Board of Directors on February 12, 2018 pursuant to the Plan.
The restricted shares vest annually in five equal installments beginning on February 12, 2019.
(4)    Represents restricted shares awarded by the Board of Directors on February 19, 2019 pursuant to the Plan.
The restricted shares vest annually in five equal installments beginning on February 19, 2020.
(5)    Represents restricted shares awarded by the Board of Directors on February 18, 2020 pursuant to the Plan.
The restricted shares vest annually in five equal installments beginning on February 18, 2021.
(6)    Represents restricted shares awarded by the Board of Directors on February 23, 2021 pursuant to the Plan.
The restricted shares vest annually in five equal installments beginning on February 23, 2022.
(7)    Represents the value of the unvested restricted stock awards based on the Company’s closing stock price on December 31, 2020 of $19.53.

Option Exercises and Stock Vested

    The following table summarizes for fiscal year 2021 all exercises of options and vesting of stock awards for each of the NEOs.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Eric J. Meilstrup	N/A	N/A	1,720	28,579
Robert C. Haines II	N/A	N/A	1,187	19,826
Matthew P. Layer	N/A	N/A	1,187	19,826
Michael R. Miller	N/A	N/A	1,052	17,563
Bradley A. Ruppert	N/A	N/A	939	15,653

Defined Benefit Plan Disclosure

In 1954, the Bank adopted the LCNB National Bank Employees Pension Plan (the “Pension Plan”) a defined benefit plan. Employees hired on or after January 1, 2009 are not eligible to participate in the Pension Plan, however, some employees that were hired before that date continue to participate in the Pension Plan. Effective February 1, 2009, employees whose age plus vesting service equaled 55 to 64 will receive a monthly retirement benefit equal to 40% of the participant’s average monthly compensation. Employees whose age plus vesting service equaled less than 55 will receive a monthly retirement benefit equal to 30% of the participant’s average monthly compensation. A participant’s average monthly compensation is based on the five consecutive years of a participant’s employment with the Bank that produce the highest monthly average. Benefits are not reduced by Social Security payments or by payments from other sources and are payable in the form of a life annuity (ten years certain).

All employees that are not eligible for the defined benefit plan are eligible to participate in the Company’s enhanced 401(k) plan. Employees receive a 50% employer match on their contributions into their 401(k) plans, up to a maximum LCNB contribution of 3% of each individual employee’s annual compensation.

Certain former highly compensated employees are eligible to participate in a nonqualified defined benefit retirement plan. The nonqualified plan ensures that participants receive the full amount of benefits to which they would have been entitled under the noncontributory defined benefit retirement plan in the absence of limits on benefit levels imposed by certain sections of the Internal Revenue Code.

    The following table summarizes, as of the end of fiscal year 2021 for each of the NEOs, information concerning each plan that provides for payments or other benefits at, following, or in connection with retirement.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
Eric J. Meilstrup	Defined Benefit Plan	31	766,446	None
Robert C. Haines II	Defined Benefit Plan	27	397,776	None
Matthew P. Layer	Defined Benefit Plan	40	1,260,808	None
Michael R. Miller	N/A	N/A	N/A	None
Bradley A. Ruppert	Defined Benefit Plan	13	173,201	None

The Defined Benefit Plan’s actuarial assumptions used in 2021 included a discount rate of 2.83%, an expected long-term rate of return for Plan assets of 2.83% and a future compensation rate increase of 3%. The expected long-term rate of return on Plan assets was determined using historic returns on investments, adjusted for expected long-term interest rates.

The following table summarizes, as of the end of fiscal year 2021, for each of the NEOs, information concerning each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Eric J. Meilstrup	32,760	None	17,810	None	233,623
Robert C. Haines II	4,115	None	7,585	None	98,912
Matthew P. Layer	23,316	None	21,525	None	281,394
Michael R. Miller	19,201	None	5,019	None	66,438
Bradley A. Ruppert	12,545	None	3,539	None	46,791
-
(1)    The NEOs contributions are also included in the Summary Compensation Table under Non-Equity Incentive Plan Compensation.
(2)    The portion of the Aggregate Earnings is also included in the Summary Compensation Table under Non-Qualified Deferred Compensation Earnings because the Bank is paying an above market rate on the aggregate balances that the NEOs have deferred. Those amounts for each NEO are: Mr. Meilstrup, $11,574; Mr. Haines, $4,930; Mr. Layer, $13,990; Mr. Miller, $3,262 and Mr. Ruppert, $2,300.

The Bank has a benefit plan which permits NEOs to defer all or a portion of their cash bonus. The deferred compensation balance, which accrues interest at 8% annually, is distributable in cash after retirement or termination of employment either in one lump sum payment or ten equal payments over a period of ten years, in the discretion of the executive officer. Through the Compensation Committee, the LCNB Board of Directors determines the interest rate that will be used to calculate earnings under the plan.

Termination and Change in Control Payments

    The Company does not have employment agreements with its NEOs. All NEOs are employees at will and a termination of any of the NEOs as of December 31, 2021 would not have triggered any payment obligations of the Company under their employment arrangements. However, under some of the Company’s other benefit plans, the NEOs would have been entitled to receive payments if a termination or change in control happened on December 31, 2021.

    The 2015 Ownership Incentive Plan (the “2015 Plan”) and the 2002 Plan each contain a double-trigger change of control clause that accelerates vesting upon a change of control as follows: the period beginning three months prior to the effective date of any change of control of the Company and ending on the first anniversary of such a change of control, one hundred percent of the ownership incentives granted which have been outstanding for at least six months shall vest and be exercisable by the holder in the event that (a) the holder’s status as an employee is involuntarily terminated by the Company for any reason other than cause, or (b) the holder voluntarily terminates his status as an employee as the result of a material reduction in the holder’s duties, title, or compensation from the Company. Thus, if there was a change in control on December 31, 2021 and the NEOs were terminated or experienced material reductions in their duties, all of the ownership incentives held by the NEOs for longer than six months would vest.

Upon such events, the NEOs would have the following amount of restricted shares vest under the 2015 Plan:

Eric J. Meilstrup	11,152
Robert C. Haines II	5,951
Matthew P. Layer	5,951
Michael R. Miller	5,815
Bradley A. Ruppert	5,217

    The Deferred Compensation Plan provides that in the event of any termination of a NEO, or a change in control of the Company, the NEOs affected by the termination or change in control are entitled to receive the entire amount of the deferred compensation in their account as of the next valuation date after such event. The NEO may elect whether to receive the deferred compensation in one lump sum, or in annual payments over ten years. In the event that each of the NEOs experienced a termination event on December 31, 2021, each would be entitled to receive the following amounts under the Deferred Compensation Plan:

Eric J. Meilstrup	$233,623
Robert C. Haines II	$98,912
Matthew P. Layer	$281,394
Michael R. Miller	$66,438
Bradley A. Ruppert	$46,791

    For purposes of the Deferred Compensation Plan, a change in control would be deemed to have occurred if:

•    a person or group obtained control of 50% of the Company’s stock,
•    a person or group acquires 35% of the Company’s stock within a 12 month period,
•    a majority of the members of the Board of Directors are replaced within a 12 month period without the endorsement of a majority of the members of the Board, or

•    any person or group acquires assets from the Company worth at least 40% of the fair market value of all of the assets of the Company.

For purposes of the 2015 Plan, a change in control would be deemed to have occurred if:
•    a person or group acquires ownership of the Company’s shares representing more than 50% of total fair market value or total voting power,
•    a majority of the members of the Board of Directors are replaced without their approval, or
•    one person or group acquires assets representing 50% or more of the total gross fair market value of all the assets of the Company.

For purposes of the 2002 Plan, a change in control would be deemed to have occurred if:

•    a person or group obtained control of 50% of the Company’s stock, or
•    a merger or sale of substantially all of the assets, reorganization, or a majority of the members of the Board of Directors are replaced, without the approval of the Board of Directors.

Compensation Committee Report on Executive Compensation

    The Compensation Committee has reviewed and discussed the Compensation Discussion & Analysis contained in this Proxy Statement with management of the Company and, based on that review and those discussions, has recommended its inclusion in the Company’s annual report on Form 10-K and in this Proxy Statement.

    The Compensation Committee of LCNB National Bank is comprised of the following persons:

Spencer S. Cropper	Takeitha W. Lawson
Anne E. Krehbiel	Mary E. Bradford
Craig M. Johnson	Michael J. Johrendt

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The independent registered public accounting firm selected by the Audit Committee for fiscal year 2021 was BKD, LLP. A representative of BKD, LLP will be present at the Annual Shareholders Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Audit Fees

    The aggregate fees billed by BKD, LLP for professional services rendered for the annual audit of the Company’s annual financial statements, the audit of the internal control over financial reporting and the reviews of the unaudited interim consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q were $273,728 for fiscal year 2021 and were $266,656 for fiscal year 2020.

Audit-Related Fees

The aggregate fees billed by BKD, LLP for assurance and related services that are reasonably related to the performance of the audit of the Company’s financial statements and not reported under the paragraph immediately above entitled “Audit Fees” were zero for fiscal years 2021 and 2020.

Tax Fees

There were no fees billed by BKD, LLP for fiscal year 2021 or 2020 for professional services rendered for tax services, including any tax compliance, tax advice, or tax planning.

All Other Fees

There were $6,240 in other fees of BKD, LLP not included in “Audit Fee,” “Audit-Related Fees” or “Tax Fees” for the fiscal year 2021 and zero for 2020.

As required by the Sarbanes-Oxley Act of 2002, and as required by the Audit Committee Charter, the Audit Committee is responsible for the approval of all audit and permitted non-audit services performed by the independent public accountants for the Company. Accordingly, the Audit Committee approved in advance all services noted above.

INFORMATION ABOUT THE 2022 VIRTUAL ANNUAL MEETING

    The annual meeting will be held virtually via the Internet for the safety of our directors, employees and shareholders in light of the COVID-19 pandemic. We are excited to embrace the latest technology for this year’s meeting.

Shareholders as of March 1, 2022, the record date, may attend, vote and submit questions virtually at our annual meeting by logging in at meetnow.global/M2LYYDT. To login to the annual meeting, you will be required to have a control number or can login as a “guest”. For registered shareholders, the control number can be found on your proxy card or notice, or email you previously received. If you were a shareholder as of the close of business on the record date and have your control number, you may vote during the annual meeting by following the instructions available on the meeting website during the meeting.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the virtual annual meeting. To register, shareholders must submit the email from their broker and proof of their proxy power (legal proxy) reflecting their LCNB holdings, along with their name and email address, to Computershare at legalproxy@computershare.com. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on April 22, 2022. You will receive a confirmation email from Computershare of your registration.

Shareholders as of the record date who attend and participate in our virtual annual meeting will have an opportunity to submit questions live via the Internet during a designated portion of the meeting. Shareholders must have available their control number provided on their proxy card or notice.

If you are not a shareholder or do not have a control number, you may still access the meeting as a guest, but you will not be able to vote or submit questions.

If you experience any technical difficulties accessing the annual meeting or during the meeting, please call the toll-free number that will be available on our virtual shareholder login site (at meetnow.global/M2LYYDT) for assistance. We will have technicians ready to assist you with any technical difficulties you may have beginning 15 minutes prior to the start of the annual meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

    Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on April 26, 2022. The proxy statement and annual report to security holders are available at http://www.lcnbcorp.com.

    The proxy statement, annual report to security holders and form of proxy are being made publicly available, free of charge, on the aforementioned website, which will remain available through the conclusion of the Annual Meeting of Shareholders to be held on April 26, 2022 at 10:00 a.m. EDT.

2023 ANNUAL MEETING

    In order for any shareholder proposals for the 2023 annual meeting of shareholders to be eligible for inclusion in the Company’s proxy statement relating to that meeting to be presented for shareholder action at that meeting, they must be received by the Secretary of the Company at P.O. Box 59, Lebanon, Ohio 45036, prior to November 8, 2022. The form of proxy distributed by the Company with respect to the 2023 annual meeting of shareholders may include discretionary authority to vote on any matter which is presented to the shareholders at the meeting (other than management) if the Company does not receive notice of that matter at the above address prior to January 20, 2023.

OTHER MATTERS

    The Board of Directors does not know of any other business to be presented at the meeting and does not intend to bring other matters before the meeting. However, if other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote thereon according to their best judgment in the interests of the Company.

By Order of the Board of Directors:

                        /s/ Eric J. Meilstrup
Eric J. Meilstrup
President & Chief Executive Officer

REVOCABLE PROXY
LCNB CORP.

[ ] PLEASE MARK VOTES
AS IN THIS EXAMPLE

ANNUAL MEETING OF SHAREHOLDERS April 26, 2022	1. Proposal 1. Election of Directors. The nominees for the Class II Directors to serve a three-year term and until their successors are elected and qualified are:		FOR [ ]	WITH- HOLD [ ]	FOR ALL EXCEPT [ ]

Class II – Steve P. Foster
Class II – Anne E. Krehbiel
Class II – Michael J. Johrendt
Class II – Takeitha W. Lawson

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

 ________________________________________________________

	2. Proposal 2. Approval of an Amendment to the Articles of Incorporation to eliminate cumulative voting.		FOR [ ]	AGAINST [ ]	ABSTAIN [ ]
The undersigned hereby appoints Bernard H. Wright, Jr. with full power of substitution, as proxy to vote, as designated below, for and in the name of the undersigned all shares of stock of LCNB Corp. which the undersigned is entitled to vote at the virtual annual meeting of the shareholders of said Company scheduled to be held at 10:00 a.m. EDT on April 26, 2022, or at any adjournments or recesses thereof.
Please mark X in the appropriate box. The Board of Directors recommends a FOR vote for each of the Directors in Proposal 1 and a FOR vote for Proposals 2, 3, and 5. The Board of Directors recommends voting for Every Year for Proposal 4.
	3. Proposal 3. Advisory vote approving the compensation of our named executive officers.		FOR [ ]	AGAINST [ ]	ABSTAIN [ ]
	4. Proposal 4. Advisory vote regarding the frequency of our vote on executive compensation.	EVERY YEAR [ ]	EVERY 2 YEARS [ ]	EVERY 3 YEARS [ ]	ABSTAIN [ ]
	5. Proposal 5. To ratify the appointment of BKD, LLP as the independent registered accounting firm for the company.		FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

6.    In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of Directors and the ratification of the accountants.

ALL FORMER PROXIES ARE HEREBY REVOKED

Please be sure to sign and date            Date
this Proxy in the box below            _______________________

_________________________________________________
Shareholder sign above        Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided.
LCNB CORP.
P.O. Box 59, Lebanon, Ohio 45036

(Please sign exactly as your name appears hereon. All joint owners should sign. When signing in a fiduciary capacity or as a corporate officer, please give your full title as such)
Please mark, sign, date and mail this proxy in the envelope provided.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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